Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
February 13, 2013	Investors: Kristina Waugh 318-340-5627 kristina.r.waugh@centurylink.com Media: Debra Peterson 913-323-4881 debra.d.peterson@centurylink.com

CenturyLink revises capital allocation strategy

Authorizes $2.0 billion stock repurchase program; reduces quarterly cash dividend

Monroe, La. – CenturyLink, Inc. (NYSE: CTL) today announced that the company’s board of directors has authorized certain capital allocation initiatives that further enable its strategy of investing in key drivers to stabilize and grow operating revenues.

The CenturyLink board has authorized the repurchase of up to an aggregate $2.0 billion of the company’s outstanding common stock. The company expects to execute this share repurchase program primarily in open market transactions, subject to market conditions and other factors, and expects to complete the program by its scheduled termination date of February 13, 2015. CenturyLink intends to fund the share repurchase program primarily with free cash flow generated by the business.

In connection with the new repurchase program, the board also indicated its intention to revise the company’s quarterly dividend rate to $0.54 from $0.725 per share. The board expects to approve this new rate at its next regularly-scheduled meeting on February 26, 2013, with the change effective with the March 2013 quarterly dividend payment.

CenturyLink also expects to utilize a portion of its free cash flow generated in 2013 and 2014 to repay debt and maintain leverage at less than 3.0 times EBITDA (earnings before interest, taxes, depreciation and amortization).

“CenturyLink has made significant progress over the last several years in improving our top-line revenue trend,” said Glen F. Post, III, chief executive officer and president. “We have continued to achieve strong operating revenue performance, cash flows and broadband growth, and we remain focused on enhancing long-term shareholder value.

“The share repurchase program, which will be accretive to free cash flow per share, along with our very competitive cash dividend, will enable us to significantly increase the total cash returned to our shareholders in 2013 and 2014. Additionally, we are positioning the company to maintain a dividend payout ratio of less than 60 percent of free cash flow after we have fully utilized our federal income tax net operating loss carryforwards,” said Post.

“We are confident that the capital allocation initiatives we announced today will allow us to continue our investments to drive strategic revenue growth, while maintaining our focus on creating long-term shareholder value,” concluded Post.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLinkTM PrismTM TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward-looking Statements

This press release includes certain forward-looking statements. Actual results may differ materially from those in the forward-looking statements. Factors that could affect actual results include but are not limited to the possibility of unforeseen near-term cash requirements, changes in the trading price of CenturyLink’s securities, changes in the Company’s operating cash flow or free cash flow, the board’s complete discretion to modify or terminate the Company’s dividend practices at any time, changes in general market, economic or industry conditions impacting the ability or willingness of the Company to repurchase stock or modify its dividend practices, or other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Due to these and other uncertainties, there can be no assurances that (i) the Company will purchase shares in the manner or on the schedule indicated above or at all, (ii) the board will modify our quarterly dividend in the amount or on the schedule indicated above or (iii) the Company will repay its outstanding debt in the manner or on the schedule indicated above. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

###